UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2001
                                                 --------------


                                  Piranha, Inc.
-------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)


Delaware                          0-20190                    36-3859518
-------------------------------------------------------------------------------
(State or other jurisdiction      (Commission File           (I.R.S.Employer
of incorporation)                   Number)                 Identification No.)

2425 N. Central Expressway, Suite 480, Richardson, TX            75080
-------------------------------------------------------------------------------
(Address of principal executive offices)                     (Zip Code)



(Registrant's telephone number, including area code: (972) 739-0373)




--------------------------------------------------------------------------
(Former name, former address and former fiscal year, if changed since last report)

    Item 5.  Other Information.

    Following is a list of frequently asked questions that have been compiled from shareholders.

Q. Would you please identify the current members of the Piranha, Inc. Board of Directors?
A. Currently, the Piranha, Inc. Board of Directors includes the following individuals: Edward W. Sample, Chairman; Michael T. Churchill, Secretary; and Richard S. Berger.

Q. Could you provide some additional information regarding the loan to a director as announced in the Company's June 27, 2001 press release?
A. The Company's 8-K filing of July 23, 2001 contains additional information regarding a directors unapproved withdrawal of $675,000. The previously announced investigation is still in progress, more details will follow in the near future.

Q. Was Mr. Berger's resignation as Chief Financial Officer associated with the unapproved withdrawal of $675,000?
A. Yes. Mr. Berger's resignation was requested as a result of the unapproved withdrawal of $675,000.

Q. Have any new developments occurred since the revelation of Mr. Berger's unapproved withdrawal of $675,000? If so, is this new information part of the on-going "investigation"?
A. Yes. In addition to the $675,000 previously announced, an additional $185,772 was apparently removed by Mr. Berger from Piranha bank account(s) during calendar year 2000 without the knowledge or approval of the Board of Directors. Information regarding these funds can be found by referring to the year 2000 10-KSB annual report, Section F-15, item 10, "Notes and Loans Payable to Shareholder" which states; "Stockholder/Officer loans, interest free, unsecured and payable on demand (comprised of $187,661, due to such officer from years prior to 2000, netted against advances to the officer of $185,772 in the year ended December 31, 2000.) $ 1,889." This information, respecting the apparent removal of an additional $185,772 during calendar year 2000, noted as "advances" were issued without Board knowledge and/or approval. Notwithstanding the fact that these funds were apparently due to Mr. Berger as part of the former company (Classics International Entertainment, Inc.) obligations, Mr. Berger had no authorization or approval to remove such funds.

Q. Has the Company suffered as a result of the lack of availability of the funds which were removed from its cash reserves via the unauthorized withdrawals?
A. Yes. While the funds were removed from Company bank account(s) in calendar year 2000 these unauthorized withdrawals were not discovered until the preparation of our audited annual report (10KSB) in April 2001. The removal of more that one half million dollars in operating funds has had a devastating effect on our Company.

Q. Have there been any additional unauthorized withdrawals that are not associated with the above referenced information?
A. Yes, in April 2001 it was discovered that sometime after December 2000, Mr. Berger gave himself a 293% salary increase without Board approval and/or approval of the Compensation Committee of the Board of Directors.

Q.  Why wasn't Mr. Berger removed from the Board of Directors?
A. According to Delaware law, Board members may only be terminated as a result of a shareholder vote. The Board of Directors does not have the authority to remove a director. This matter will be addressed at the next shareholder meeting.

Q.  In what capacity does Mr. Berger serve the Company at this time?
A. Mr. Berger is a member of the Board of Directors, but does not serve in any other capacity, either as a consultant or by employment.

Q.  Has there been a change in legal representation for Piranha?
A. Yes. On June 25, 2001 the Company secured the services of Robert Forrester, Attorney at Law, to direct the investigation relating to possible financial or accounting irregularities as announced in the Company's June 27, 2001 press release. On July 11, 2001 Bruce P. Golden and Associates resigned as Company Counsel.

Q.  Has there been a change in the Company's accounting firm of record?
A. Yes. On June 25, 2001 Mr. Forrester engaged the accounting firm of Killman, Murrell & Co. to assist in the investigation relating to possible financial or accounting irregularities as announced in the Company's June 27, 2001 press release. As announced in the Company's July 23, 2001 8-K filing, Piranha, Inc. and Feldman, Sherb & Co. P.C. mutually agreed to terminate the Accountant's engagement as the Company's independent auditors, effective July 19, 2001.

Q. What is the status of the Company's plan to spin-off Zideo.com, Inc. and to divest itself of Impact Solutions, Inc. as announced in the May 25, 2001 press release?
A. The Company's plan to pursue these opportunities has been stopped as a result of a (TRO) temporary restraining order against Piranha. The TRO was granted by the Superior Court of the State of Connecticut on July 13, 2001 as a result of Piranha's failure to appear in a preliminary hearing on June 12, 2001.

Q.  Why did the Company fail to appear at the preliminary hearing on June 12th?
A. This matter involves an original 1997 case against Classics International Entertainment, Inc. and Richard S. Berger (and two other defendants) in the State of Connecticut. Piranha's Counsel in that jurisdiction, (Connecticut), filed a motion to be dismissed as the Company's counsel from the case. The ruling in this matter was issued on May 21, 2001 and resulted in the granting of counsel's motion for withdrawal from the case. Mr. Berger was made aware of Counsel's motion to withdraw from representation in these matters on or about May 3, 2001, and subsequently was notified of the court's affirmative ruling on their motion. Mr. Berger failed to notify Piranha's Board of this situation in a timely manner, and as a result, the Board did not become aware of any of this information until June 4, 2001. The Company was informed that a hearing was scheduled for June 12, 2001, to address plaintiff's plan to have the court issue a temporary restraining order (TRO) against Piranha, Inc. stopping its plans to spin off Zideo.com and to divest itself of the subsidiary known as Impact Solutions, Inc. Connecticut law requires companies (not the case with individuals) to have legal representation present in such matters. As a result of the fact that new counsel could not be secured by the Company to make an appearance, plaintiffs were granted their petition for a temporary restraining order
    (TRO).

Q. In the May 25, 2001 press release Piranha announced its intention to sell its licensing rights of Classics Illustrated Comics to an independent third party, what is the status of that plan?
A. The Company has the complete control over publishing and media rights to the entire Classics Illustrated Comics library. The library consists of 169 titles of the original Classics, 76 titles from the Junior Classics, and an assortment of other titles that were published during the 1940's, 50's, 60's, and first few years of 1970. While the Company indeed announced its intention of licensing these valuable rights to a third party the access to these assets have been blocked by Mr. Berger. The Company has repeatedly requested these assets from Mr. Berger with no success. Additional avenues for securing these assets are being investigated.


Q. What are the facts regarding the Binding Letter of Agreement with SundayOnline.com?
A. On March 29, 2001 the Company entered into a Binding Letter of Agreement with SundayOnline.com. Seventeen days later, on April 16th, in a totally unrelated event, the Board of Directors was informed of certain unapproved financial transactions that initiated an investigation. Upon notification of this information SundayOnline.com was compelled to await the outcome of the investigation. Piranha's press release of April 12, 2001 announcing the Binding Letter of Intent between Zideo, Inc. and SundayOnline.com stated, "Zideo to Receive $500,000 Licensing Fee and Profit-Sharing Arrangement". Given the Company's current financial state SundayOnline.com is unwilling to proceed forward without greater confidence in Piranha's ability to perform.

Q.  Has the Company determined a date for its Annual Shareholder Meeting?
A. A high priority has been given to the timely completion of the aforementioned investigation. This action has precluded us from announcing the exact time and location of the Company's Annual Shareholder Meeting. The schedule will be made public as quickly as that date can be determined, and it will be established without any unnecessary delay. In addition, the Company presently lacks the financial resources to conduct such a meeting.

Q. Many pertinent questions have been asked or represented on various Internet based message boards. Why doesn't Piranha respond?
A. Piranha's company policy does not allow participation on message boards. Nonetheless Piranha management attempts to respond to all telephone calls, letters or emails from our shareholders. We understand that many of our responses have been used verbatim on the message board and therefore we are most cautious regarding the issuance of anything considered "insider" information. Many Piranha private placement investors have signed "confidentiality" or "non-disclosure" agreements. Anyone under such an agreement may experience a liability for posting "insider" information and must assume the full responsibility for anything that they place on any message board. Regulations prevent us from responding to any inquiry that would reveal information not generally known to the public.

Q. What is the status of the $1 million license fee from an Australian distributor (as announced in the Company's July 12, 2000 press release)?
A. In July 2000 a long term agreement was executed between Piranha, Inc. and Collage Technologies, Inc. of Sydney, Australia. The agreement called for a $1 million fee to be paid out over a period of time. As of the close of business on December 31, 2000 Piranha had received $125,000 payment against the agreement. In the fourth quarter of 2000 Collage's major investor filed liquidation bankruptcy causing considerable pressure on the company. While Collage continues to work closely with Piranha there is no guarantee that such obligation can be met. As a result of the change in status of Collage, the Company reduced its account receivable of $875,000 to $500,000 and reflected this change on the Company's year 2000 10-KSB filing.

Q. There are some questions regarding the validity of the Company's first quarter press releases, can you explain?
A. In the first quarter of this year the Company submitted approximately 18 press releases. Five of these press releases noted new product announcements. Five represented the announcement of sales. Six announced marketing/dealership agreements and two announced trade shows. Truly, we were busy during this period but unfortunately our product sales did not equate to any more than opening quantities with no substantial revenue. Many of our major sales and marketing opportunities where positioned with companies that were caught in the market crisis - causing delays and other difficulties. Additionally, and as a final point, no press release regarding a sale has ever been issued without approval from a representative of the purchasing company, thereby attempting to insure that any such announcement is accurate and made in good faith.

Q. In a press release, it was announced that you vacated the CEO position with Piranha, yet it now appears you are the CEO "again". Can you explain?
A. Yes. On May 17, 2001 Larry Greybill was named Chief Executive Officer and appointed to the Piranha, Inc. Board of Directors. This was also the date that Mr. Berger's resignation as Chief Financial Officer was announced. This same press release noted that I would remain as Chairman of the Board of Piranha, Inc., and focus my attention on the "spin-off" of Zideo. This restructure was the direct result of the startling revelations, regarding the unauthorized cash withdrawals, that were revealed during a late April Board meeting. With the departure of our senior Board members, Mr. Tygart and Mr. Sherrill, it was determined by Mr. Greybill, Mr. Steele and myself that we would divide our responsibilities in an effort to keep stability in the Company. Mr. Greybill would manage day to day activities with primary emphasis upon sales and marketing efforts. Mr. Steele would manage and coordinate all financial transition involved with Mr. Berger's resignation and I would focus on the spin off efforts to begin an immediate cash infusion to offset the unapproved cash withdrawal. As the pressure intensified to create immediate cash infusion it was determined by the Board of Directors that urgent action must be taken to divest the Company's wholly owned subsidiary, Impact Solutions, Inc. To prepare for the sale of this wholly owned subsidiary, it was mutually agreed upon by Mr. Sample, Mr. Steele and Mr. Greybill that Mr. Greybill would focus 100% of his efforts on this critical endevour. Additionally, at this point in time it was becoming evident that the Company's request for Company records (such as checkbooks, tax information, and other corporate documents) and Company assets (such as the Company's Classic Comic book inventory) was not being heeded by Mr. Berger. In response to this challenge it was mutually agreed upon by Mr. Greybill, Mr. Steele and myself that I would once again assume the CEO position to direct the battle that was quickly developing to secure Company property and more aggressively pursue the "investigation" efforts.

Q. What is the current status of the Company's effort to secure Company records and Company assets from Mr. Berger?
A. As of today's date Mr. Berger continues to defy the Board of Directors' request for all Company assets and records to be sent to the Company's corporate headquarters in Richardson, Texas. The original request was made on or about April 18, 2001 by Board members Sample, Steele, Tygart and Sherrill.

Q.  What can you tell us about Compact Solutions?
A. Compact Solutions was a legitimate business opportunity that has succumbed as part of a significant misinformation campaign to draw attention away from the many elements of the Company's critical "investigation". As a result of the previously mentioned temporary restraining order (TRO) preventing the divestiture of Impact Solutions it was determined that a separate company could be established with such company securing a "license" of Piranha's science. Legal counsel determined that this action would not violate the TRO due to the fact that no assets would be leaving the Company nor would a divestiture occur. Conversely, the Company could realize many of the advantages associated with a divestiture (cash influx and residual income). No Piranha officers or Directors were participants either physically or financially in this contemplated effort.

Q.  What is the current status of the Compact Solutions efforts?
A. The professional team that was instrumental in this plan followed all procedures in presenting their concept to the Piranha, Inc. Board of Directors for evaluation. Apparently, someone on the Piranha, Inc. Board of Directors decided to take the confidential plan, make a few twists to include false and misleading information and then have the supposedly evil plot "leaked" to an unwitting (or perhaps willing) message board poster. As you might imagine, the professional team was appalled and immediately cancelled any further discussion.


Q.  How many employees does Piranha have? Are they being paid?
A. With the discovery of the unauthorized removal of significant amounts of cash from the Company's bank account(s) followed by the temporary restraining order preventing the planned divestiture and/or spin off, a very real and critical cash shortage has continue to compound since April 2001. As a result, significant layoffs have occurred effecting the complete closure of Rogue River Software and Impact Solutions. Correspondingly, Piranha, Inc. and its subsidiaries currently have only 20 remaining employees. Twelve employees are still on current and active pay. Three employees are on commission only sales status. Five senior executives and scientists continue to direct the activities of the Company in a non-paid capacity since April 2001.


Q. Is there any truth to the message board speculation regarding the Company's employment of your wife at a large salary and the fact that the Company's leadership is disproportionately represented by members of your Church?
A. Unfortunately, during an aggressive smear campaign it is not usual for inaccuracies to abound. To specifically respond to the questions; My wife is not, and never has been, employed by the Company. With regard to my Church relationships; Piranha has had eight Board members, excluding myself, since December 1999 (Berger, VanFossen, Sherrill, Steele, Tygart, Tauder, Greybill and Churchill), none of these gentlemen are members of my Church nor or they members of the national church organization to which I am a member. Piranha has had six Company Officers, excluding myself, since December 1999 (Ashley, Greybill, Steele, Berger, Lotzer and Wu), none of these gentlemen are members of my Church nor or they members of the national church organization to which I am a member. Finally, over the course of time since the start of our Company in December 1999 we have had approximately 94 employees (due to attrition, etc.). Of the entire population of employees only 4 individuals can be counted as members of my Church. The four individuals were hired for their experience and capabilities and not because of their religious affiliation.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf, thereby duly authorized.



    Date: August 1, 2001
                                  Piranha, Inc.


                                  /s/ Edward W. Sample
                                  ---------------------------------------------
                                  Edward W. Sample, Chief Executive Officer